Exhibit 5.1

Maslon LLP

Office Dial: 612.672.8200

www.maslon.com

August 28, 2023

Navidea Biopharmaceuticals, Inc.
4995 Bradenton Avenue, Suite 240
Dublin, Ohio 43017

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”), including the prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale by the selling stockholders named therein of up to 10,576,923 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of the Company’s Series J convertible preferred stock, par value $0.001 per share (the “Series J Preferred Stock”). This opinion letter is being furnished in accordance with Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined copies of such agreements, instruments and documents and undertaken such further inquiry as we consider necessary or advisable for purposes of rendering the opinions set forth below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all documents submitted to us as copies. For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Conversion Shares.

We are members of the bar of the State of Minnesota and express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

Subject to the foregoing and the other matters set forth herein, it is our opinion that the Conversion Shares have been duly authorized and, when issued and paid for in accordance with the certificate of designation of the Series J Preferred Stock, the Conversion Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ MASLON LLP